Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-122152 on Form F-10 and Registration Statement No. 333-149580 on Form S-8 to the use of our reports dated March 20, 2008 relating to the consolidated financial statements of Pan American Silver Corp. (which report expresses an unqualified opinion and includes a separate report titles Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of Pan American Silver Corp.’s internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Vancouver, Canada
March 31, 2008